Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

(Unaudited)

March 31, 2016

Assured Guaranty Corp.

Index to Consolidated Financial Statements

March 31, 2016

Assured Guaranty Corp.

Consolidated Balance Sheets (unaudited)

(dollars in millions except per share and share amounts)

	As of March 31, 2016	As of December 31, 2015
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,406 and $2,473)	$2,506	$2,547
Short-term investments, at fair value	73	72
Other invested assets	88	88
Equity method investments in affiliates	400	390
Total investment portfolio	3,067	3,097
Cash	30	22
Premiums receivable, net of commissions payable	210	222
Ceded unearned premium reserve	399	420
Reinsurance recoverable on unpaid losses	330	313
Salvage and subrogation recoverable	56	18
Credit derivative assets	93	106
Deferred tax asset, net	262	255
Current income tax receivable	2	5
Financial guaranty variable interest entities’ assets, at fair value	487	526
Other assets	200	227
Total assets	$5,136	$5,211
Liabilities and shareholder’s equity
Unearned premium reserve	$1,229	$1,301
Loss and loss adjustment expense reserve	602	589
Reinsurance balances payable, net	80	78
Note payable to affiliate	300	300
Credit derivative liabilities	352	332
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	498	512
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	3	3
Other liabilities	162	198
Total liabilities	3,226	3,313
Commitments and contingencies (See Note 15)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15	15
Additional paid-in capital	1,042	1,042
Retained earnings	788	793
Accumulated other comprehensive income, net of tax of $26 and $18	65	48
Total shareholder’s equity	1,910	1,898
Total liabilities and shareholder’s equity	$5,136	$5,211

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations (unaudited)

(in millions)

	Three Months Ended March 31,
	2016	2015
Revenues
Net earned premiums	$47	$13
Net investment income	19	19
Net realized investment gains (losses):
Other-than-temporary impairment losses	(4)	(2)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	0	0
Net impairment loss	(4)	(2)
Other net realized investment gains (losses)	0	21
Net realized investment gains (losses)	(4)	19
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	4	4
Net unrealized gains (losses)	(57)	78
Net change in fair value of credit derivatives	(53)	82
Fair value gains (losses) on committed capital securities	(9)	(1)
Fair value gains (losses) on financial guaranty variable interest entities	5	3
Other income (loss)	20	2
Total revenues	25	137
Expenses
Loss and loss adjustment expenses	29	1
Amortization of deferred ceding commissions	0	0
Interest expense	3	4
Other operating expenses	18	16
Total expenses	50	21
Income (loss) before income taxes and equity in net earnings of investee	(25)	116
Provision (benefit) for income taxes
Current	3	12
Deferred	(14)	26
Total provision (benefit) for income taxes	(11)	38
Equity in net earnings of investee	9	9
Net income (loss)	$(5)	$87

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income (unaudited)

(in millions)

	Three Months Ended March 31,
	2016	2015
Net income (loss)	$(5)	$87
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $10 and $1	21	3
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(2) and $(1)	(4)	(2)
Unrealized holding gains (losses) arising during the period, net of tax	17	1
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(1) and $7	(3)	12
Change in net unrealized gains (losses) on investments	20	(11)
Change in cumulative translation adjustment, net of tax provision (benefit) of $(1) and $(3)	(3)	(5)
Other comprehensive income (loss)	17	(16)
Comprehensive income (loss)	$12	$71

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statement of Shareholder’s Equity (unaudited)

For the Three Months Ended March 31, 2016

(in millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2015	$15	$1,042	$793	$48	$1,898
Net loss	—	—	(5)	—	(5)
Other comprehensive income	—	—	—	17	17
Balance at March 31, 2016	$15	$1,042	$788	$65	$1,910

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Three Months Ended March 31,
	2016	2015
Net cash flows provided by (used in) operating activities	$(77)	$23
Investing activities
Fixed-maturity securities:
Purchases	(77)	(5)
Sales	75	533
Maturities	59	13
Net sales (purchases) of short-term investments	(2)	59
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	34	3
Repayment of notes receivable from affiliate	2	2
Other	—	1
Net cash flows provided by (used in) investing activities	91	606
Financing activities
Dividends paid	—	(20)
Net paydowns of financial guaranty variable interest entities’ liabilities	(6)	(4)
Proceeds from issuance of a note to Assured Guaranty US Holdings Inc.	—	200
Net cash flows provided by (used in) financing activities	(6)	176
Effect of foreign exchange rate changes	0	0
Increase (decrease) in cash	8	805
Cash at beginning of period	22	26
Cash at end of period	$30	$831
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$—	$—
Interest	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2016

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (“AGC” and, together with its subsidiaries, the “Company”), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (“Debt Service”), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom ("U.K."), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps ("CDS"). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation.

The Company has not entered into any new CDS in order to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS since 2009. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (“VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of March 31, 2016 and cover the three-month period ended March 31, 2016 ("First Quarter 2016") and the three-month period ended March 31, 2015 ("First Quarter 2015"). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

These unaudited interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated April 8, 2016, filed with the U.S. Securities and Exchange Commission (the “SEC”).

AGC's principal subsidiary is Assured Guaranty (UK) Ltd. (“AGUK”), a company incorporated in the U.K. as a U.K. insurance company. AGC owns 100% of AGUK's outstanding shares and elected to place AGUK into runoff in 2010. AGC owns 39.3% of the outstanding shares of Municipal Assurance Holdings Inc. ("MAC Holdings"), a Delaware company formed to hold all of the outstanding shares of Municipal Assurance Corp. ("MAC"), a New York domiciled insurance company.

Future Application of Accounting Standards

Share-Based Payments

In March 2016, the Financial Accounting Standards Board issued Accounting Standards Update ("ASU") 2016-09, Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows.  The new guidance will require all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also will allow an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur.  The ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and early adoption is permitted.  The Company is currently evaluating the effect of adopting this ASU on its Consolidated Financial Statements.

2.	Acquisitions

Consistent with one of its key business strategies of supplementing its book of business through acquisitions, the Company has acquired or agreed to acquire two financial guaranty companies within the last 12 months.

CIFG Holding Inc.

On April 12, 2016, AGC entered into an agreement and plan of merger to acquire CIFG Holding Inc. ("CIFG"), the parent of financial guaranty insurer CIFG Assurance North America Inc. ("CIFG NA"). AGC expects to pay $450 million in cash to acquire CIFG, subject to adjustments as contemplated in the agreement, and the acquisition is expected to be completed mid-2016, subject to receipt of anti-trust and insurance regulatory approvals as well as satisfaction of customary closing conditions. CIFG’s stockholders have already approved the acquisition. As part of the transaction, CIFG NA will merge into AGC, which will be the surviving entity. As of December 31, 2015, CIFG had a consolidated insured portfolio of $5.6 billion of net par and approximately $637 million of consolidated qualified statutory capital.

Radian Asset Assurance Inc.

On April 1, 2015 (“Acquisition Date”), AGC completed the acquisition (“Radian Asset Acquisition”) of all of the issued and outstanding capital stock of financial guaranty insurer Radian Asset Assurance Inc. (“Radian Asset”) for $804.5 million. Radian Asset was merged with and into AGC, with AGC as the surviving company of the merger. The Radian Asset Acquisition added $13.6 billion to the Company's net par outstanding on April 1, 2015.

Please refer to Note 2, Acquisition of Radian Asset Assurance Inc., in the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated April 8, 2016, filed with SEC for additional information on the acquisition of Radian Asset including the purchase price and the allocation of the purchase price to net assets acquired and the resulting bargain purchase gain.

3.	Rating Actions

     When a rating agency assigns a public rating to a financial obligation guaranteed by AGC or its subsidiary AGUK, it generally awards that obligation the same rating it has assigned to the financial strength of AGC or AGUK. Investors in products insured by AGC or AGUK frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, AGC and AGUK manage their business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company's products) and change frequently. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of AGC were reduced below current levels, the Company expects it could have adverse effects on AGC's future business opportunities as well as the premiums AGC could charge for its insurance policies.

The Company periodically assesses the value of each rating assigned to it, and may as a result of such assessment request that a rating agency add or drop a rating on AGC or AGUK. The Company's rated affiliates make similar periodic assessments and have made such requests. For example, the Kroll Bond Rating Agency ("KBRA") ratings were first assigned to MAC in 2013 and to Assured Guaranty Municipal Corp. ("AGM") in 2014 and the A.M. Best Company, Inc. rating was first assigned to Assured Guaranty Re Overseas Ltd. ("AGRO") in 2015, while a Moody's Investors Service, Inc. ("Moody's") rating was never requested for MAC and was dropped from Assured Guaranty Re Ltd. ("AG Re") and AGRO in 2015.

In the last several years, Standard & Poor's Ratings Services ("S&P") and Moody's have changed, multiple times, their financial strength ratings of AGC and AGUK, or changed the outlook on such ratings. The rating agencies' most recent actions related to AGC and AGUK are:

•	On December 8, 2015 Moody's published credit opinions maintaining its existing insurance financial strength ratings of A3 (negative outlook) on AGC and AGUK.

•	On June 29, 2015, S&P affirmed the AA (stable) financial strength ratings of AGC and AGUK.

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGC and AGUK in the future.

For a discussion of the effects of rating actions on the Company, see the following:

•	Note 6, Financial Guaranty Insurance

•	Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 14, Reinsurance and Other Monoline Exposures

4.	Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although, as part of its loss mitigation strategy for existing troubled credits, it may underwrite new issuances that it views as below-investment-grade ("BIG"). The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

     Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and Debt Service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 5, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a discount rate of 4%. (A risk-free rate is used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims in the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation securities"). The Company excludes amounts attributable to loss mitigation securities (unless otherwise indicated) from par and Debt Service outstanding, because it manages such securities as investments and not insurance exposure. The following table presents the gross and net debt service for all financial guaranty contracts.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	March 31, 2016	December 31, 2015	March 31, 2016	December 31, 2015
	(in millions)
Public finance	$110,352	$115,200	$53,130	$55,466
Structured finance	19,173	20,024	13,875	14,532
Total financial guaranty	$129,525	$135,224	$67,005	$69,998

Financial Guaranty Portfolio by Internal Rating
As of March 31, 2016

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$72	0.2%	$79	2.2%	$4,677	41.6%	$613	36.7%	$5,441	11.8%
AA	3,486	11.9	1,458	39.7	2,543	22.6	84	5.0	$7,571	16.5
A	14,191	48.6	467	12.7	1,665	14.8	183	11.0	$16,506	36.1
BBB	8,206	28.2	1,355	36.9	578	5.2	650	38.9	$10,789	23.6
BIG	3,241	11.1	314	8.5	1,782	15.8	141	8.4	$5,478	12.0
Total net par outstanding(1)	$29,196	100.0%	$3,673	100.0%	$11,245	100.0%	$1,671	100.0%	$45,785	100.0%
_____________________

(1)	Excludes $198 million of loss mitigation securities insured and held by the Company as of March 31, 2016, which are primarily BIG.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2015

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$75	0.2%	$78	2.1%	$4,776	40.9%	$685	38.5%	$5,614	11.7%
AA	3,769	12.4	1,469	40.0	2,666	22.8	97	5.4	8,001	16.8
A	14,895	48.8	476	13.0	1,645	14.1	180	10.1	17,196	36.1
BBB	8,486	27.8	1,348	36.7	703	6.0	737	41.4	11,274	23.7
BIG	3,281	10.8	303	8.2	1,897	16.2	81	4.6	5,562	11.7
Total net par outstanding(1)	$30,506	100.0%	$3,674	100.0%	$11,687	100.0%	$1,780	100.0%	$47,647	100.0%
_____________________

(1)	Excludes $230 million of loss mitigation securities insured and held by the Company as of December 31, 2015, which are primarily BIG.

In addition to amounts shown in the tables above, AGC had outstanding commitments to provide guaranties of $15.3 million for public finance obligations as of March 31, 2016, $15.2 million of which expired prior to the date of this filing. AGC also had outstanding commitments of $124 million as of March 31, 2016 which can be used together with AGM, an affiliate of the Company. The expiration dates for the public finance commitments range between June 30, 2016 and February 25, 2017. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of March 31, 2016

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
U.S. public finance	$1,923	$1,287	$31	$3,241	$29,196
Non-U.S. public finance	92	222	—	314	3,673
Structured finance:
First lien U.S. residential mortgage-backed securities ("RMBS"):
Prime first lien	158	9	16	183	286
Alt-A first lien	81	34	85	200	514
Option ARM	35	6	30	71	110
Subprime	65	101	75	241	935
Second lien U.S. RMBS	0	1	228	229	260
Total U.S. RMBS	339	151	434	924	2,105
Triple-X life insurance transactions	—	—	149	149	646
Trust preferred securities (“TruPS”)	507	95	—	602	3,431
Other structured finance	158	89	1	248	6,734
Total	$3,019	$1,844	$615	$5,478	$45,785

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2015

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
U.S. public finance	$2,064	$1,196	$21	$3,281	$30,506
Non-U.S. public finance	92	211	—	303	3,674
Structured finance:
First lien U.S. RMBS:
Prime first lien	184	10	16	210	300
Alt-A first lien	76	35	131	242	568
Option ARM	31	10	33	74	116
Subprime	98	70	78	246	972
Second lien U.S. RMBS	65	1	173	239	271
Total U.S. RMBS	454	126	431	1,011	2,227
Triple-X life insurance transactions	—	—	149	149	721
TruPS	528	96	—	624	3,496
Other structured finance	102	91	1	194	7,023
Total	$3,240	$1,720	$602	$5,562	$47,647

BIG Net Par Outstanding
and Number of Risks
As of March 31, 2016

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,326	$693	$3,019	165	12	177
Category 2	1,474	370	1,844	65	7	72
Category 3	524	91	615	98	12	110
Total BIG	$4,324	$1,154	$5,478	328	31	359

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2015

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,519	$721	$3,240	170	12	182
Category 2	1,354	366	1,720	63	8	71
Category 3	508	94	602	99	12	111
Total BIG	$4,381	$1,181	$5,562	332	32	364
 ____________________

(1)	Includes net par outstanding for VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Exposure to Puerto Rico

The Company has insured exposure to general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of March 31, 2016, all of which are rated BIG.

Puerto Rico has experienced significant general fund budget deficits in recent years. In addition to high debt levels, Puerto Rico faces a challenging economic environment.

In June 2014, the Puerto Rico legislature passed the Puerto Rico Public Corporation Debt Enforcement and Recovery Act (the "Recovery Act") in order to provide a legislative framework for certain public corporations experiencing severe financial stress to restructure their debt, including Puerto Rico Highway and Transportation Authority ("PRHTA") and Puerto Rico Electric Power Authority ("PREPA"). Subsequently, the Commonwealth stated PREPA might need to seek relief under the Recovery Act due to liquidity constraints. Investors in bonds issued by PREPA filed suit in the United States District Court for the District of Puerto Rico challenging the Recovery Act. On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void. On July 6, 2015, the U.S. Court of Appeals for the First Circuit upheld that ruling, and on June 13, 2016, the U.S. Supreme Court upheld the First Circuit's ruling.

On June 28, 2015, Governor García Padilla of Puerto Rico (the "Governor") publicly stated that the Commonwealth’s public debt, considering the current level of economic activity, is unpayable and that a comprehensive debt restructuring may be necessary, and he has made similar statements since then.

On September 9, 2015, the Working Group for the Fiscal and Economic Recovery of Puerto Rico (“Working Group”) established by the Governor published its “Puerto Rico Fiscal and Economic Growth Plan” (the “FEGP”). The FEGP included a recommendation that the Commonwealth’s advisors begin to work on a voluntary exchange offer to its creditors as part of the FEGP.
On November 30, 2015, and December 8, 2015, the Governor issued executive orders (“Clawback Orders”) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to retain or transfer certain taxes pledged to secure the payment of bonds issued by PRHTA, Puerto Rico Infrastructure Financing Authority ("PRIFA"), and Puerto Rico Convention Center District Authority ("PRCCDA"). On January 7, 2016 the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that this attempt to "claw back" pledged taxes is unconstitutional, and demanding declaratory and injunctive relief. The Puerto Rico credits insured by the Company impacted by the Clawback Orders are shown in the table “Puerto Rico Net Par Outstanding” below.

On January 1, 2016, PRIFA defaulted on payment of a portion of the interest due on its bonds on that date. For those PRIFA bonds the Company had insured, the Company paid approximately $260 thousand of claims, net of reinsurance, for the interest payments on which PRIFA had defaulted.
On April 6, 2016, the Governor signed into law the Puerto Rico Emergency Moratorium & Financial Rehabilitation Act (the “Moratorium Act”). The Moratorium Act purportedly empowers the Governor to declare a moratorium, entity by entity, on debt service payments on debt of the commonwealth and its related authorities and public corporations, as well as instituting a stay against related litigation, among other things. It is possible that a court may find any attempt to exercise the power to declare a moratorium on debt service payments purportedly granted by the Moratorium Act to be unconstitutional, and the impact of any attempt to exercise such power on the Puerto Rico credits insured by the Company is uncertain. Shortly after signing it into law, the Governor used the authority of the Moratorium Act to declare an emergency period with respect to the Government Development Bank (the “GDB”), placing restrictions on its disbursements and certain of its other activities and moving the clearing of payroll of Commonwealth and GDB employees from the GDB.
On April 30, 2016, the Governor signed an order under the Moratorium Act ordering a moratorium on the debt service payment of approximately $422 million due to be made by the GDB on May 2, 2016. On May 1, 2016, the GDB announced a tentative agreement with a group of creditors of the GDB (the “Ad Hoc Group”) for a restructuring of GDB’s notes and that the GDB would pay the interest due on May 2, 2016. The GDB noted in its May 1 announcement that the tentative agreement requires 100% participation of the GDB’s creditors and that it would be unlikely to reach that level of participation without a restructuring law enabling it to bind non-consenting creditors. The Company does not insure any debt issued by the GDB. The Governor also declared an emergency period at PRIFA and PRHTA on April 30, 2016, and May 18, 2016, respectively, but did not declare a moratorium on the payment of any of their debt until June 24, 2016, when he signed an order under the Moratorium Act suspending the transfer of revenues or funds related only to certain PRIFA bond anticipation notes, which the Company does not insure.

On June 9, 2016, the U.S. House of Representatives passed the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”). PROMESA must still be passed by the U.S. Senate and signed by the President to become law. If enacted into law in its current form, PROMESA would establish a federal financial oversight board with authority to ensure that fiscal plans are adopted and implemented by Puerto Rico and a legal framework under which the debt of the Commonwealth and its instrumentalities could be restructured. It would grant the financial oversight board the sole authority to petition a federal court to restructure the debt of the Commonwealth and its instrumentalities. If enacted in its current form, PROMESA appears to preempt at least portions of the Moratorium Act and stay the Company’s litigation regarding the Clawback Orders. There can be no assurance that PROMESA will be enacted in its current form or at all, or when it will be enacted, if at all. The final shape, timing and validity of responses to Puerto Rico’s distress eventually enacted or implemented by Puerto Rico or the United States, if any, and the impact of any such actions on obligations insured by the Company, is uncertain and may differ substantially from PROMESA as passed by the U.S. House of Representatives on June 9, 2016, and from recommendations of the Working Group or any other proposals or plans described in the press or offered to date or in the future.

S&P, Moody’s and Fitch Ratings have lowered the credit rating of the Commonwealth’s bonds and on its public corporations several times over the past approximately two years, and the Commonwealth has disclosed its liquidity has been adversely affected by rating agency downgrades and by the limited market access for its debt, and also noted it has relied on short-term financings and interim loans from the GDB and other private lenders, which reliance has constrained its liquidity and increased its near-term refinancing risk.
PREPA

As of March 31, 2016, the Company had $74 million insured net par outstanding of PREPA obligations. On July 1, 2015, PREPA made full payment of the $416 million of principal and interest due on its bonds, including bonds insured by AGM and AGC. However, that payment was conditioned on and facilitated by AGM and AGC agreeing, also on July 1, to purchase a portion of $131 million of interest-bearing bonds to help replenish certain of the operating funds PREPA used to make the $416 million of principal and interest payments. On July 31, 2015, AGC purchased $186 thousand aggregate principal amount of those bonds; the bonds were repaid in full in 2016.

On December 24, 2015, AGM and AGC entered into a Restructuring Support Agreement (“RSA”) with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that would, subject to certain conditions, result in, among other things, modernization of the utility and a restructuring of current debt. Upon finalization of the contemplated restructuring transaction, insured PREPA revenue bonds (with no reduction to par or stated interest rate or extension of maturity) will be supported by securitization bonds issued by a special purpose corporation and secured by a transition charge assessed on ratepayers. To facilitate the securitization transaction, which enables PREPA to achieve debt relief and more efficient capital markets financing, AGC and AGM will issue surety insurance policies in an aggregate amount not expected to exceed $113 million ($14 million for AGC and $99 million for AGM) in exchange for a market premium and to support a portion of the reserve fund for the securitization bonds. Certain of the creditors also agreed, subject to certain conditions, to participate in a bridge financing, which was closed in two tranches on May 19, 2016, and June 22, 2016. AGM’s and AGC's share of the bridge financing is approximately $15 million ($2 million for AGC and $13 million for AGM). Legislation meeting the requirements of the RSA was enacted on February 16, 2016, and a transition charge to be paid by PREPA customers as contemplated by the RSA was approved by the Puerto Rico Energy Commission on June 21, 2016. The closing of the restructuring transaction and the issuance of the surety bonds are subject to certain conditions, including execution of acceptable documentation and legal opinions.

There can be no assurance that the conditions in the RSA will be met or that, if the conditions are met, the RSA's other provisions, including those related to the restructuring of the insured PREPA revenue bonds, will be implemented. In addition, the impact of the Moratorium Act or any attempt to exercise the power purportedly granted by the Moratorium Act on the implementation of the RSA is uncertain. PREPA, during the pendency of the agreements, has suspended deposits into its debt service fund.

PRHTA

As of March 31, 2016, the Company had $476 million insured net par outstanding of PRHTA (Transportation revenue) bonds and $100 million net par of PRHTA (Highway revenue) bonds. The Clawback Orders cover Commonwealth-derived taxes that are allocated to PRHTA. The Company believes that such sources represented a substantial majority of PRHTA’s revenues in 2015. As noted above, on May 18, 2016, the Governor signed an order under the Moratorium Act declaring an emergency period at PRHTA, but not declaring a moratorium on the payment of its debt. The May 18 order froze the transfer of revenues from PRHTA to the trustee for its bonds and imposed a stay on related legal claims. There are reportedly already sufficient funds in the PRHTA bond accounts to make the projected 2016 PRHTA bond payments.

Puerto Rico Convention Center District Authority

As of March 31, 2016, the Company had $82 million insured net par outstanding of PRCCDA bonds, which are secured by certain hotel tax revenues. These revenues are sensitive to the level of economic activity in the area and are subject to the Clawback Orders.

Puerto Rico Aqueduct and Sewer Authority (“PRASA”)

As of March 31, 2016, the Company had $296 million insured par outstanding to PRASA bonds, which are secured by the gross revenues of the system. On September 15, 2015, PRASA entered into a settlement with the U.S. Justice Department and the U.S. Environmental Protection Agency that requires it to spend $1.6 billion to upgrade and improve its sewer system island-wide. According to a material event notice PRASA filed on March 4, 2016, it owed its contractors $140 million.

Municipal Finance Agency ("MFA")

As of March 31, 2016, the Company had $65 million net par outstanding of bonds issued by MFA secured by a pledge of local property tax revenues. On October 13, 2015, the Company and AGM filed a motion to intervene in litigation between Centro de Recaudación de Ingresos Municipales (“CRIM”) and the GDB in which CRIM was seeking to ensure that the pledged tax revenues are, and will continue to be, available to support the MFA bonds. While the Company’s motion to intervene was denied, the GDB and CRIM have reported that they executed a new deed of trust that requires the GDB, as fiduciary, to keep the pledged tax revenues separate from any other GDB monies or accounts and that governs the manner in which the pledged revenues may be invested and dispersed.

The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	March 31, 2016	December 31, 2015	March 31, 2016	December 31, 2015
	(in millions)
Total	$2,238	$2,238	$3,842	$3,900

Puerto Rico
Net Par Outstanding

	As of March 31, 2016		As of December 31, 2015
	Total	Internal Rating	Total	Internal Rating
	(in millions)
PRHTA (Transportation revenue) (1)	$476	CCC-	$475	CCC-
Commonwealth of Puerto Rico - General Obligation Bonds	415	CCC	415	CCC
Puerto Rico Aqueduct and Sewer Authority	296	CCC	296	CCC
Puerto Rico Public Buildings Authority	137	CCC	137	CCC
PRHTA (Highway revenue) (1)	100	CCC	101	CCC
PRCCDA (1)	82	CCC-	82	CCC-
PREPA	74	CC	74	CC
MFA	65	CCC-	65	CCC-
PRIFA (1) (2)	10	C	10	CCC-
University of Puerto Rico	1	CCC-	1	CCC-
Total net exposure to Puerto Rico	$1,656		$1,656
____________________

(1)
The Governor issued executive orders on November 30, 2015, and December 8, 2015, directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to retain or transfer certain taxes and revenues pledged to secure the payment of bonds issued by PRHTA, PRIFA and PRCCDA. On January 7, 2016 the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that this attempt to “claw back” pledged taxes and revenues is unconstitutional, and demanding declaratory and injunctive relief.

(2)
On January 1, 2016 PRIFA defaulted on full payment of a portion of the interest due on its bonds on that date. For those PRIFA bonds the Company had insured, the Company paid approximately $260 thousand of claims, net of reinsurance, for the interest payments on which PRIFA had defaulted.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of March 31, 2016

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2016 (April 1 – June 30)	$0	$0
2016 (July 1 – September 30)	123	166
2016 (October 1 – December 31)	0	0
2017	65	145
2018	72	147
2019	58	130
2020	108	177
2021	47	111
2022	26	87
2023	22	82
2024	13	70
2025	48	106
2026-2030	313	545
2031-2035	351	520
2036-2040	184	264
2041-2045	100	152
2046-2047	126	136
Total	$1,656	$2,838

Exposure to the Selected European Countries

The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal and Spain (collectively, the “Selected European Countries”). The Company’s direct economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of March 31, 2016

	Hungary	Italy	Portugal	Spain	Total
	(in millions)
Sub-sovereign exposure(2)	$15	$14	$2	$47	$78
Non-sovereign exposure(3)	5	20	—	—	25
Total	$20	$34	$2	$47	$103
Total BIG (See Note 5)	$19	$—	$2	$47	$68
____________________

(1)	While the Company’s exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, primarily Euros.

(2)
Sub-sovereign exposure in Selected European Countries includes transactions backed by receivables from or supported by sub-sovereigns, which are governmental or government-backed entities other than the ultimate governing body of the country.

(3)	Non-sovereign exposure in Selected European Countries includes debt of regulated utilities and RMBS.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate and commercial receivables transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction insured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $121 million to Selected European Countries (plus Greece) in transactions with $1.4 billion of net par outstanding. The indirect exposure to credits with a nexus to Greece is $4 million across several highly rated pooled corporate obligations with net par outstanding of $122 million.

5.	Expected Loss to be Paid

Loss Estimation Process

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio, regardless of the accounting model. The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a quarter, and as a result the Company’s loss estimates may change materially over that same period.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of probable and estimable losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid. For information on the Company's loss estimation process, please refer to Note 5, Expected Losses to be Paid, of the annual consolidated financial statements of AGC for the year ended December 31, 2015 included in Exhibit 99.1 in AGL's Form 8-K dated April 8, 2016, filed with the SEC.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or financial guaranty ("FG") VIEs, by sector, after the benefit for expected recoveries for breaches of representations and warranties ("R&W") and other expected recoveries. The Company used weighted average risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 2.88% as of March 31, 2016 and 0.0% to 3.25% as of December 31, 2015.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward

	First Quarter
	2016	2015
	(in millions)
Net expected loss to be paid, beginning of period	$419	$146
Economic loss development due to:
Accretion of discount	3	2
Changes in discount rates	20	1
Changes in timing and assumptions	(11)	(7)
Total economic loss development	12	(4)
Paid losses	(50)	2
Net expected loss to be paid, end of period	$381	$144

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
First Quarter 2016

	Net Expected Loss to be Paid (Recovered) as of December 31, 2015(2)	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of March 31, 2016 (2)
	(in millions)
Public Finance:
U.S. public finance	$353	$24	$0	$377
Non-U.S. public finance	6	0	—	6
Public Finance	359	24	0	383
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	(2)	0	1	(1)
Alt-A first lien	31	(10)	(38)	(17)
Option ARM	2	(7)	0	(5)
Subprime	32	(1)	(1)	30
Total first lien	63	(18)	(38)	7
Second lien	13	4	2	19
Total U.S. RMBS	76	(14)	(36)	26
Triple-X life insurance transactions	(14)	0	0	(14)
Other structured finance	(2)	2	(14)	(14)
Structured Finance	60	(12)	(50)	(2)
Total	$419	$12	$(50)	$381

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
First Quarter 2015

	Net Expected Loss to be Paid (Recovered) as of December 31, 2014	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of March 31, 2015
	(in millions)
Public Finance:
U.S. public finance	$49	$5	$0	$54
Non-U.S. public finance	2	0	—	2
Public Finance	51	5	0	56
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	3	0	(1)	2
Alt-A first lien	58	(6)	1	53
Option ARM	1	7	(1)	7
Subprime	61	0	(2)	59
Total first lien	123	1	(3)	121
Second lien	4	(1)	1	4
Total U.S. RMBS	127	0	(2)	125
Triple-X life insurance transactions	(19)	0	0	(19)
Other structured finance	(13)	(9)	4	(18)
Structured Finance	95	(9)	2	88
Total	$146	$(4)	$2	$144
_________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $1 million and $1 million in loss adjustment expenses ("LAE") for First Quarter 2016 and 2015, respectively.

(2)	Includes expected LAE to be paid of $4 million as of March 31, 2016 and $5 million as of December 31, 2015.

Future Net R&W Benefit Receivable (Payable)(1)

	As of March 31, 2016	As of December 31, 2015
	(in millions)
U.S. RMBS:
First lien	$3	$6
Second lien	6	7
Total	$9	$13
____________________

(1)
The Company’s agreements with providers of breaches of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers. See the section “Breaches of Representations and Warranties” for information about the R&W agreements and eligible assets held in trust with respect to such agreements.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for expected recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of March 31, 2016

	Financial Guaranty Insurance	FG VIEs(1) and Other	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$377	$—	$0	$377
Non-U.S. public finance	6	—	—	6
Public Finance	383	—	0	383
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	2	—	(3)	(1)
Alt-A first lien	(17)	—	0	(17)
Option ARM	(2)	—	(3)	(5)
Subprime	(1)	0	31	30
Total first lien	(18)	0	25	7
Second lien	12	7	—	19
Total U.S. RMBS	(6)	7	25	26
Triple-X life insurance transactions	(23)	—	9	(14)
Other structured finance	19	0	(33)	(14)
Structured Finance	(10)	7	1	(2)
Total	$373	$7	$1	$381

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2015

	Financial Guaranty Insurance	FG VIEs(1) and Other	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$353	$—	$0	$353
Non-U.S. public finance	6	—	—	6
Public Finance	359	—	0	359
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	1	—	(3)	(2)
Alt-A first lien	31	—	0	31
Option ARM	3	—	(1)	2
Subprime	(1)	0	33	32
Total first lien	34	0	29	63
Second lien	6	7	0	13
Total U.S. RMBS	40	7	29	76
Triple-X life insurance transactions	(22)	—	8	(14)
Other structured finance	14	16	(32)	(2)
Structured Finance	32	23	5	60
Total	$391	$23	$5	$419
___________________

(1)	Refer to Note 9, Consolidated Variable Interest Entities.

(2)    Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for expected recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model
First Quarter 2016

	Financial Guaranty Insurance	FG VIEs(1) and Other	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$24	$—	$—	$24
Non-U.S. public finance	0	—	0	0
Public Finance	24	—	0	24
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	0	—	0	0
Alt-A first lien	(10)	—	0	(10)
Option ARM	(6)	—	(1)	(7)
Subprime	0	0	(1)	(1)
Total first lien	(16)	0	(2)	(18)
Second lien	3	1	0	4
Total U.S. RMBS	(13)	1	(2)	(14)
Triple-X life insurance transactions	0	—	0	0
Other structured finance	4	0	(2)	2
Structured Finance	(9)	1	(4)	(12)
Total	$15	$1	$(4)	$12

Net Economic Loss Development (Benefit)
By Accounting Model
First Quarter 2015

	Financial Guaranty Insurance	FG VIEs(1) and Other	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$5	$—	$—	$5
Non-U.S. public finance	0	—	0	0
Public Finance	5	—	0	5
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	0	—	—	0
Alt-A first lien	0	—	(6)	(6)
Option ARM	4	—	3	7
Subprime	1	—	(1)	0
Total first lien	5	—	(4)	1
Second lien	(1)	0	—	(1)
Total U.S. RMBS	4	0	(4)	0
Triple-X life insurance transactions	(1)	—	1	0
Other structured finance	(1)	—	(8)	(9)
Structured Finance	2	0	(11)	(9)
Total	$7	$0	$(11)	$(4)
___________________
(1)    Refer to Note 9, Consolidated Variable Interest Entities.

(2)    Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of March 31, 2016, all of which are BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 4, Outstanding Exposure.

The Company has approximately $21 million of net par exposure as of March 31, 2016 to bonds issued by Parkway East Public Improvement District, which is located in Madison County, Mississippi. The bonds, which are rated BIG, are payable from special assessments on properties within the District, as well as amounts paid under a contribution agreement with the County in which the County covenants that it will provide funds in the event special assessments are not sufficient to make a debt service payment. The special assessments have not been sufficient to pay debt service in full. In earlier years, the County provided funding to cover the balance of the debt service requirement, but the County now claims that the District’s failure to reimburse it within the two years stipulated in the contribution agreement means that the County is not required to provide funding until it is reimbursed. On April 27, 2016, the court granted the Company's motion for summary judgment in a declaratory judgment action, agreeing with the Company's interpretation of the County's obligations under the contribution agreement. See "Recovery Litigation" below.

The Company also has $4.1 billion of net par exposure to healthcare transactions. The BIG net par outstanding in this sector is $283 million.

The Company estimated net expected losses, which incorporated the likelihood of the various outcomes, across all of its troubled U.S. public finance credits, including those mentioned above, to be $377 million as of March 31, 2016, compared with net expected losses of $353 million as of December 31, 2015. Economic loss development in First Quarter 2016 was $24 million, which was primarily attributable to Puerto Rico exposures.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any R&W agreements to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

First Quarter 2016 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general assumptions to project RMBS losses as of March 31, 2016 as it used as of December 31, 2015, but increased severities for specific vintages of Alt-A first lien and subprime transactions based on observed data.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	March 31, 2016	December 31, 2015
Current Loans Modified in the Previous 12 Months
Alt-A and Prime	25%	25%
Option ARM	25	25
Subprime	25	25
Current Loans Delinquent in the Previous 12 Months
Alt-A and Prime	25	25
Option ARM	25	25
Subprime	25	25
30 – 59 Days Delinquent
Alt-A and Prime	35	35
Option ARM	40	40
Subprime	45	45
60 – 89 Days Delinquent
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	55	55
90+ Days Delinquent
Alt-A and Prime	55	55
Option ARM	60	60
Subprime	60	60
Bankruptcy
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A and Prime	65	65
Option ARM	70	70
Subprime	70	70
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a conditional default rate ("CDR") trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 7.5 years after the initial 36-month CDR plateau period, which is the same assumption used at December 31, 2015. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. As a result, as of March 31, 2016, the Company updated severities for specific vintages of Alt-A first lien and subprime transactions based on observed data. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS (1)

	As of March 31, 2016		As of December 31, 2015
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	0.9% - 27.8%	5.7%	1.7% - 26.4%	5.8%
Intermediate CDR	0.2% - 5.6%	1.1%	0.3% - 5.3%	1.2%
Period until intermediate CDR	48 months		48 months
Final CDR	0.0% - 1.4%	0.3%	0.1% - 1.3%	0.3%
Initial loss severity:
2005 and prior	60.0%		60.0%
2006	80.0%		70.0%
2007	65.0%		65.0%
Initial conditional prepayment rate ("CPR")	5.1% - 31.6%	11.8%	4.6% - 32.5%	11.5%
Final CPR (2)	15%		15%
Option ARM
Plateau CDR	4.6% - 9.1%	7.4%	4.8% - 9.3%	7.5%
Intermediate CDR	0.9% - 1.8%	1.5%	1.0% - 1.9%	1.5%
Period until intermediate CDR	48 months		48 months
Final CDR	0.2% - 0.5%	0.4%	0.2% - 0.5%	0.4%
Initial loss severity:
2005 and prior	60.0%		60.0%
2006	70.0%		70.0%
2007	65.0%		65.0%
Initial CPR	3.4% - 13.7%	5.5%	3.0% - 10.9%	5.1%
Final CPR (2)	15%		15%
Subprime
Plateau CDR	4.2% - 14.4%	8.5%	4.7% - 12.7%	8.2%
Intermediate CDR	0.8% - 2.9%	1.7%	0.9% - 2.5%	1.6%
Period until intermediate CDR	48 months		48 months
Final CDR	0.2% - 0.7%	0.4%	0.2% - 0.6%	0.4%
Initial loss severity:
2005 and prior	80.0%		75.0%
2006	90.0%		90.0%
2007	90.0%		90.0%
Initial CPR	2.2% - 9.2%	4.2%	0.0% - 10.1%	3.6%
Final CPR (2)	15%		15%
____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

 The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2015.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of March 31, 2016. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of March 31, 2016 as it used as of December 31, 2015, increasing and decreasing the periods of stress from those used in the base case.

In a somewhat more stressful environment than that of the base case, where the CDR plateau was extended six months (to be 42 months long) before the same more gradual CDR recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60% and Option ARM and Alt A loss severities to only 45%), expected loss to be paid would increase from current projections by approximately $2 million for Alt-A first liens, $1 million for Option ARM, $6 million for subprime and $0.1 million for prime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $6 million for Alt-A first liens, $1 million for Option ARM, $8 million for subprime and $0.3 million for prime transactions.

In a scenario with a somewhat less stressful environment than the base case, where CDR recovery was somewhat less gradual, expected loss to be paid would increase from current projections by approximately $0.5 million for subprime and would decrease from current projections by approximately $1 million for Alt-A first liens, $3 million for Option ARM and $12 thousand for prime transactions.

In an even less stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced, (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $3 million for Alt-A first liens, $4 million for Option ARM, $2 million for subprime and $0.1 million for prime transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit ("HELOC") and closed end second lien. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates. A liquidation rate is the percent of loans in a given cohort (in this instance, delinquency category) that ultimately default. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau period that follows the embedded five months of losses. Liquidation rates assumed as of March 31, 2016, were from 25% to 100%.

For the base case scenario, the CDR (the “plateau CDR”) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR, the same as of December 31, 2015.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. The Company has observed that the increase in monthly payments occurring when a loan reaches its principal amortization period, even if mitigated by borrower relief offered by the servicer, is associated with increased borrower defaults. Thus, most of the Company's HELOC projections incorporate an assumption that a percentage of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above. This assumption is similar to the one used as of December 31, 2015. For March 31, 2016 the Company used the same general approach it had refined in the fourth quarter of 2015 to calculate the number of additional delinquencies as a function of the number of modified loans in the transaction and the final steady state CDR.

When a second lien loan defaults, there is generally a very low recovery. The Company had assumed as of March 31, 2016 that it will generally recover only 2% of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral. This is the same assumption used as of December 31, 2015.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions, which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of December 31, 2015 and March 31, 2015. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices. These variables have been relatively stable and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at March 31, 2016 and December 31, 2015. The Company believes that the level of the elevated CDR and the length of time it will persist, the ultimate prepayment rate, and the amount of additional defaults because of the expiry of the interest only period, are the primary drivers behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

Most of the Company's projected second lien RMBS losses are from HELOC transactions. The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004-2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs (1)

	As of March 31, 2016		As of December 31, 2015
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	8.4% - 14.8%	11.5%	7.0% - 13.0%	7.6%
Final CDR trended down to	0.5% - 2.2%	1.4%	0.5% - 2.2%	1.3%
Period until final CDR	34 months		34 months
Initial CPR	11.0%		10.9%
Final CPR(2)	10.0% - 15.0%	13.3%	10.0% - 15.0%	13.3%
Loss severity	98.0%		98.0%
___________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months), and doubling the defaults relating to the end of the interest only period would increase the expected loss by approximately $10 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $4 million for HELOC transactions.

Breaches of Representations and Warranties

The Company entered into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company.

The Company has included in its net expected loss estimates as of March 31, 2016 an estimated net benefit of $9 million (net of reinsurance). Most of the amount projected to be received pursuant to agreements with R&W providers benefits from eligible assets placed in trusts to collateralize the R&W provider’s future reimbursement obligation, with the amount of such collateral subject to increase or decrease from time to time as determined by rating agency requirements. Currently the Company has agreements with two counterparties where a future reimbursement obligation is collateralized by eligible assets held in trust:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of March 31, 2016 aggregate lifetime collateral losses on those transactions was $4.4 billion ($4.09 billion for AGM and $0.36 billion for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.2 billion ($4.74 billion for AGM and $0.43 billion for AGC). Bank of America's reimbursement obligation is secured by $79 million of collateral held in trust for the Company's benefit and $357 million of collateral held in trust that is available for either AGC or AGM.

•
Deutsche Bank. Under Assured Guaranty's May 2012 agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of March 31, 2016, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million. As of March 31, 2016, Deutsche Bank's reimbursement obligation was secured by $16 million of collateral held in trust for AGC's benefit and $0.8 million of collateral held in trust that is available for either AGC or AGM. In May 2016, Deutsche Bank's reimbursement obligations under the May 2012 agreement were terminated in return for cash payments to Assured Guaranty.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit generally will also decrease, subject to the agreement limits and thresholds described above.

Triple-X Life Insurance Transactions

The Company had $646 million of net par exposure to Triple-X life insurance transactions as of March 31, 2016. Two of these transactions, with $149 million of net par outstanding, are rated BIG. The Triple-X life insurance transactions are based on discrete blocks of individual life insurance business. In older vintage Triple-X life insurance transactions, which include the two BIG-rated transactions, the amounts raised by the sale of the notes insured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers. In the case of the two BIG-rated transactions, material amounts of their assets were invested in U.S. RMBS. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at March 31, 2016, the Company’s projected net expected loss to be recovered is $14 million. The economic loss development during First Quarter 2016 was flat.

TruPS and other structured finance

The Company's TruPS sector has BIG par of $602 million and all other structured finance BIG par totaled $248 million, comprising primarily transactions backed by perpetual preferred securities, commercial receivables and manufactured housing loans. The Company has expected loss to be recovered of $14 million for TruPS and other structured finance transactions as of March 31, 2016. The economic loss development during First Quarter 2016 was $2 million, which was attributable primarily to a commercial receivable transaction downgraded to BIG during First Quarter 2016.

Recovery Litigation

Public Finance Transactions

On January 7, 2016, AGC, AGM and Ambac Assurance Corporation (“Ambac”) commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate the executive orders issued by the Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company retain or transfer (in other words, "claw back") certain taxes and revenues pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority, the PRCCDA and the Puerto Rico Infrastructure Financing Authority. The action is still in its early stages.

On November 1, 2013, Radian Asset commenced a declaratory judgment action in the U.S. District Court for the Southern District of Mississippi against Madison County, Mississippi and the Parkway East Public Improvement District to establish its rights under a contribution agreement from the County supporting certain special assessment bonds issued by the District and insured by Radian Asset (now AGC). As of March 31, 2016, $21 million of such bonds were outstanding. The County maintained that its payment obligation is limited to two years of annual debt service, while AGC contended the County’s obligations under the contribution agreement continue so long as the bonds remain outstanding. On April 27, 2016, the Court granted AGC's motion for summary judgment, agreeing with AGC's interpretation of the County's obligations. On May 11, 2016, the County filed a notice of appeal of that ruling to the United States Court for the Fifth Circuit.

Triple-X Life Insurance Transactions

In December 2008, AGUK filed an action in the Supreme Court of the State of New York against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager for a triple-X life insurance transaction, Orkney Re II plc ("Orkney"), involving securities guaranteed by AGUK. The action alleges that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the Orkney investments. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. On January 22, 2016, AGUK filed a motion for partial summary judgment with respect to one of its claims for breach of contract relating to a failure to invest in compliance with the Delaware insurance code. Discovery was completed on February 22, 2016.

6.	Financial Guaranty Insurance

Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 4, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate to financial guaranty insurance contracts, unless otherwise noted. See Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 9, Consolidated Variable Interest Entities for amounts that relate to FG VIEs.

Net Earned Premiums

	First Quarter
	2016	2015
	(in millions)
Scheduled net earned premiums	$27	$8
Acceleration of net earned premiums (1)	19	4
Accretion of discount on net premiums receivable	1	1
Net earned premiums(2)	$47	$13
___________________

(1)	Reflects the unscheduled refunding or termination of the insurance on an insured obligation as well as changes in scheduled earnings due to changes in the expected lives of the insured obligations.

(2)	Excludes $0.3 million for both First Quarter 2016 and 2015, respectively, related to consolidated FG VIEs.

Components of
Unearned Premium Reserve

	As of March 31, 2016			As of December 31, 2015
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$1,233	$399	$834	$1,305	$420	$885
Contra-paid (2)	(4)	—	(4)	(4)	—	(4)
Unearned premium reserve	$1,229	$399	$830	$1,301	$420	$881
 ____________________

(1)	Excludes $12 million and $13 million of deferred premium revenue related to FG VIEs as of March 31, 2016 and December 31, 2015, respectively.

(2)	See "Financial Guaranty Insurance Losses – Insurance Contracts' Loss Information" below for an explanation of "contra-paid".

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	First Quarter
	2016	2015
	(in millions)
Beginning of period, December 31	$222	$214
Gross premium written, net of commissions on assumed business	0	24
Gross premiums received, net of commissions on assumed business	(9)	(8)
Adjustments:
Changes in the expected term	(4)	(3)
Accretion of discount, net of commissions on assumed business	1	1
Foreign exchange translation	0	(2)
End of period, March 31 (1)	$210	$226
___________________

(1)	Excludes $11 million and $13 million as of March 31, 2016 and March 31, 2015, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 11%, 11% and 9% of installment premiums at March 31, 2016, December 31, 2015 and March 31, 2015, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of March 31, 2016
(in millions)
2016 (April 1 – June 30)	$7
2016 (July 1 – September 30)	6
2016 (October 1 – December 31)	7
2017	25
2018	22
2019	20
2020	20
2021-2025	78
2026-2030	35
2031-2035	23
After 2035	12
Total(1)	$255
___________________

(1)	Excludes expected cash collections on FG VIEs of $14 million.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of March 31, 2016
(in millions)
2016 (April 1 – June 30)	$25
2016 (July 1 – September 30)	21
2016 (October 1 – December 31)	21
2017	78
2018	72
2019	66
2020	61
2021-2025	232
2026-2030	142
2031-2035	75
After 2035	41
Net deferred premium revenue(1)	834
Future accretion	29
Total future net earned premiums	$863
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $12 million.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of March 31, 2016	As of December 31, 2015
	(dollars in millions)
Premiums receivable, net of commission payable	$210	$222
Gross deferred premium revenue	233	249
Weighted-average risk-free rate used to discount premiums	3.0%	3.0%
Weighted-average period of premiums receivable (in years)	7.6	7.6

Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used weighted average risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 2.88% as of March 31, 2016 and 0.0% to 3.25% as of December 31, 2015. Financial guaranty insurance expected LAE reserve was $3 million as of March 31, 2016 and $4 million as of December 31, 2015.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of March 31, 2016			As of December 31, 2015
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
Public Finance:
U.S. public finance	$251	$7	$244	$231	$7	$224
Non-U.S. public finance	2	—	2	2	—	2
Public Finance	253	7	246	233	7	226
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	1	—	1	1	—	1
Alt-A first lien	15	36	(21)	26	—	26
Option ARM	2	1	1	5	1	4
Subprime	3	6	(3)	2	6	(4)
First lien	21	43	(22)	34	7	27
Second lien	14	0	14	9	2	7
Total U.S. RMBS	35	43	(8)	43	9	34
Triple-X life insurance transactions	(26)	—	(26)	(25)	—	(25)
Other structured finance	13	1	12	27	1	26
Structured Finance	22	44	(22)	45	10	35
Subtotal	275	51	224	278	17	261
Other recoverables	—	3	(3)	—	3	(3)
Subtotal	275	54	221	278	20	258
Effect of consolidating FG VIEs	(3)	—	(3)	(2)	0	(2)
Total(1)	$272	$54	$218	$276	$20	$256
 ___________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves (Salvage)

	As of March 31, 2016	As of December 31, 2015
	(in millions)
Loss and LAE reserve	$602	$589
Reinsurance recoverable on unpaid losses	(330)	(313)
Loss and LAE reserve, net	272	276
Salvage and subrogation recoverable	(56)	(18)
Salvage and subrogation payable(1)	5	1
Other recoverables	(3)	(3)
Salvage and subrogation recoverable, net and other recoverable	(54)	(20)
Net reserves (salvage)	$218	$256
___________________

(1)	Recorded as a component of reinsurance balances payable.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (2) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (3) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of March 31, 2016
(in millions)
Net expected loss to be paid - financial guaranty insurance (1)	373
Contra-paid, net	4
Salvage and subrogation recoverable, net of reinsurance	51
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(271)
Other recoveries	2
Net expected loss to be expensed (present value) (2)	$159
___________________

(1)	See "Net Expected Loss to be Paid (Recovered) by Accounting Model" table in Note 5, Expected Loss to be Paid.

(2)	Excludes $5 million as of March 31, 2016, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of March 31, 2016
(in millions)
2016 (April 1 – June 30)	$2
2016 (July 1 – September 30)	1
2016 (October 1 – December 31)	2
Subtotal 2016	5
2017	8
2018	8
2019	9
2020	10
2021-2025	47
2026-2030	41
2031-2035	22
After 2035	9
Net expected loss to be expensed	159
Future accretion	99
Total expected future loss and LAE	$258

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	First Quarter
	2016	2015
	(in millions)
Public Finance:
U.S. public finance	$20	$1
Non-U.S. public finance	0	0
Public finance	20	1
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	0	0
Alt-A first lien	7	1
Option ARM	(2)	1
Subprime	1	—
First lien	6	2
Second lien	5	0
Total U.S. RMBS	11	2
Triple-X life insurance transactions	(1)	(1)
Other structured finance	0	(1)
Structured finance	10	0
Loss and LAE on insurance contracts before FG VIE consolidation	30	1
Effect of consolidating FG VIEs	(1)	0
Loss and LAE	$29	$1

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of March 31, 2016

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	165	(34)	65	(12)	98	(24)	328	—	328
Remaining weighted-average contract period (in years)	9.3	8.7	16.2	17.3	10.0	12.8	11.3	—	11.3
Outstanding exposure:
Principal	$2,804	$(478)	$1,963	$(489)	$1,104	$(580)	$4,324	$—	$4,324
Interest	1,271	(198)	1,683	(441)	151	(52)	2,414	—	2,414
Total(2)	$4,075	$(676)	$3,646	$(930)	$1,255	$(632)	$6,738	$—	$6,738
Expected cash outflows (inflows)	$120	$(16)	$697	$(179)	$463	$(367)	$718	$(56)	$662
Potential recoveries
Undiscounted R&W	(1)	—	(3)	0	(9)	2	(11)	6	(5)
Other (3)	(89)	10	(116)	22	(55)	10	(218)	33	(185)
Total potential recoveries	(90)	10	(119)	22	(64)	12	(229)	39	(190)
Subtotal	30	(6)	578	(157)	399	(355)	489	(17)	472
Discount	(2)	0	(143)	42	(135)	129	(109)	10	(99)
Present value of expected cash flows	$28	$(6)	$435	$(115)	$264	$(226)	$380	$(7)	$373
Deferred premium revenue	$226	$(3)	$140	$(10)	$47	$(10)	$390	$(5)	$385
Reserves (salvage)	$(30)	$(2)	$352	$(105)	$224	$(218)	$221	$(3)	$218

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2015

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	170	(33)	63	(13)	99	(24)	332	—	332
Remaining weighted-average contract period (in years)	9.1	8.2	17.0	17.7	10.6	13.7	11.4	—	11.4
Outstanding exposure:
Principal	$3,052	$(533)	$1,845	$(491)	$1,034	$(526)	$4,381	$—	$4,381
Interest	1,393	(215)	1,666	(451)	155	(42)	2,506	—	2,506
Total(2)	$4,445	$(748)	$3,511	$(942)	$1,189	$(568)	$6,887	$—	$6,887
Expected cash outflows (inflows)	$113	$(14)	$601	$(163)	$494	$(380)	$651	$(56)	$595
Potential recoveries
Undiscounted R&W	0	—	(2)	0	(10)	2	(10)	7	(3)
Other (3)	(35)	4	(33)	7	(60)	8	(109)	31	(78)
Total potential recoveries	(35)	4	(35)	7	(70)	10	(119)	38	(81)
Subtotal	78	(10)	566	(156)	424	(370)	532	(18)	514
Discount	(9)	1	(162)	47	(165)	154	(134)	11	(123)
Present value of expected cash flows	$69	$(9)	$404	$(109)	$259	$(216)	$398	$(7)	$391
Deferred premium revenue	$280	$(2)	$105	$(10)	$49	$(10)	$412	$(8)	$404
Reserves (salvage)	$9	$(7)	$328	$(100)	$219	$(205)	$244	$(2)	$242
___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread.

Ratings Impact on Financial Guaranty Business

A downgrade of AGC or AGUK may result in increased claims under financial guaranties issued by the Company if the insured obligors were unable to pay.

For example, with respect to variable rate demand obligations (“VRDOs”) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% - 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of March 31, 2016, AGC had insured approximately $0.9 billion net par of VRDOs, of which approximately $0.1 billion of net par constituted VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

7.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During First Quarter 2016, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value. Short term securities that were obtained as part of loss mitigation efforts and whose prices were determined based on models, where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company, on a quarterly basis, reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company, on a quarterly basis:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

As of March 31, 2016, the Company used models to price seven fixed-maturity securities (which were purchased or obtained for loss mitigation or other risk management purposes), which were 15% or $388 million of the Company’s fixed-maturity securities and short-term investments at fair value. Most Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets include equity securities carried as Level 3.

Other Assets

Committed Capital Securities

The fair value of committed capital securities ("CCS"), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS (the “AGC CCS”) agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 16, Note Payable to Affiliate and Credit Facilities). The AGC CCS are carried at fair value with changes in fair value recorded in the consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including broker-dealer quotes for the outstanding securities, AGC CDS spreads, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Supplemental Executive Retirement Plans

The Company classifies the fair value measurement of the assets of AGC’s various supplemental executive retirement plans as either Level 1 or Level 2. The fair value of these assets is valued based on the observable published daily values of the underlying mutual fund included in the aforementioned plans (Level 1) or based upon the net asset value ("NAV") of the funds if a published daily value is not available (Level 2). The NAV are based on observable information.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include interest rate swaps and hedges on other financial guarantors that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The following is a description of the fair value methodology applied to the Company's insured credit default swaps that are accounted for as credit derivatives, which constitute the vast majority of the net credit derivative liability in the consolidated balance sheets. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are not completed at fair value but instead for an amount that approximates the present value of future premiums or for a negotiated amount.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at March 31, 2016 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows:

•Gross spread.

•The allocation of gross spread among:

◦	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

◦	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

◦	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•The weighted average life which is based on Debt Service schedules.

The rates used to discount future expected premium cash flows ranged from 0.44% to 2.06% at March 31, 2016 and 0.44% to 2.51% at December 31, 2015.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of March 31, 2016	As of December 31, 2015
Based on actual collateral specific spreads	24%	23%
Based on market indices	59%	60%
Provided by the CDS counterparty	17%	17%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 18%, and 22%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of March 31, 2016 and December 31, 2015, respectively. The percentage of deals that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Example

The following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGC’s name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC's name.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities. See Note 9, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS as well as loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e., unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party, based on a discounted cash flow approach. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is generally sensitive to the various model inputs described above. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

For financial guaranty insurance contracts that are acquired in a business combination, the Company measures each contract at fair value on the date of acquisition, and then follows insurance accounting guidance on a recurring basis thereafter.  On a quarterly basis, the Company also discloses the fair value of its outstanding financial guaranty insurance contracts.  In both cases, fair value is  based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to AGM is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurements as Level 3.

Other Invested Assets

The other invested assets not carried at fair value consist primarily of investments in a guaranteed investment contract for future claims payments. The fair value of the investments in the guaranteed investment contract approximated their carrying value due to their short term nature. The fair value measurement of the investments in the guaranteed investment contract was classified as Level 2 in the fair value hierarchy.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of March 31, 2016

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,512	$—	$1,512	$—
U.S. government and agencies	181	—	181	—
Corporate securities	128	—	128	—
Mortgage-backed securities:
RMBS	176	—	157	19
Commercial mortgage-backed securities ("CMBS")	35	—	35	—
Asset-backed securities	373	—	4	369
Foreign government securities	101	—	101	—
Total fixed-maturity securities	2,506	—	2,118	388
Short-term investments	73	70	3	—
Other invested assets	2	—	0	2
Credit derivative assets	93	—	—	93
FG VIEs’ assets, at fair value	487	—	—	487
Other assets	61	16	21	24
Total assets carried at fair value	$3,222	$86	$2,142	$994
Liabilities:
Credit derivative liabilities	$352	$—	$—	$352
FG VIEs’ liabilities with recourse, at fair value	498	—	—	498
FG VIEs’ liabilities without recourse, at fair value	3	—	—	3
Total liabilities carried at fair value	$853	$—	$—	$853

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2015

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,526	$—	$1,526	$—
U.S. government and agencies	179	—	179	—
Corporate securities	129	—	129	—
Mortgage-backed securities:
RMBS	187	—	164	23
CMBS	34	—	34	—
Asset-backed securities	391	—	3	388
Foreign government securities	101	—	101	—
Total fixed-maturity securities	2,547	—	2,136	411
Short-term investments	72	72	0	0
Other invested assets	2	—	0	2
Credit derivative assets	106	—	—	106
FG VIEs’ assets, at fair value	526	—	—	526
Other assets	67	13	21	33
Total assets carried at fair value	$3,320	$85	$2,157	$1,078
Liabilities:
Credit derivative liabilities	$332	$—	$—	$332
FG VIEs’ liabilities with recourse, at fair value	512	—	—	512
FG VIEs’ liabilities without recourse, at fair value	3	—	—	3
Total liabilities carried at fair value	$847	$—	$—	$847

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during First Quarter 2016 and 2015.

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2016

	Fixed-Maturity Securities
	RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets(8)		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2015	$23		$388		$526		$35		$(226)		$(512)		$(3)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	(3)	(2)	(5)	(3)	(9)	(4)	(53)	(6)	8	(3)	0	(3)
Other comprehensive income(loss)	(1)		(2)		—		0		—		—		—
Purchases	—		—		—		—		—		—		—
Settlements	(4)		(14)		(34)		—		20		6		0
FG VIE consolidations	—		—		—		—		—		—		—
FG VIE deconsolidations	0		—		0		—		—		0		—
Fair value as of March 31, 2016	$19		$369		$487		$26		$(259)		$(498)		$(3)
Change in unrealized gains/(losses) related to financial instruments held as of March 31, 2016	$(1)		$(2)		$(5)		$(9)		$(68)		$10		$0

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2015

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2014	$30		$26		$133		$575		$18		$(493)		$(448)		$(28)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	3	(2)	1	(2)	0	(2)	(3)	(3)	(1)	(4)	82	(6)	1	(3)	0	(3)
Other comprehensive income (loss)	(3)		0		(2)		—		—		—		—		—
Purchases	—		1		—		—		—		—		—		—
Settlements	(30)	(7)	(1)		(1)		(3)		—		(3)		4		—
FG VIE deconsolidations	—		—		—		—		—		—		—		—
Fair value as of March 31, 2015	$—		$27		$130		$569		$17		$(414)		$(443)		$(28)
Change in unrealized gains/(losses) related to financial instruments held as of March 31, 2015	$—		$0		$(2)		$(2)		$(1)		$78		$6		$0
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)	Primarily non-cash transaction.

(8)	Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At March 31, 2016

Financial Instrument Description (1)	Fair Value at March 31, 2016 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
RMBS	$19	CPR	3.8%	-	9.8%	7.0%
		CDR	4.8%	-	5.6%	5.2%
		Loss severity	65.0%	-	72.5%	67.2%
		Yield	5.1%	-	7.9%	6.9%
Asset-backed securities:
Triple-X life insurance transactions	122	Yield	7.3%

Collateralized debt obligations ("CDO")	247	Yield	15.0%

FG VIEs’ assets, at fair value	487	CPR	3.0%	-	8.6%	4.8%
		CDR	1.2%	-	14.2%	5.6%
		Loss severity	50.0%	-	100.0%	92.6%
		Yield	4.8%	-	10.6%	6.4%

Other assets	24	Quotes from third party pricing	$54
		Term (years)	5 years
Liabilities:
Credit derivative liabilities, net	(259)	Year 1 loss estimates	0.0%	-	38.0%	1.5%
		Hedge cost (in bps)	26.3	-	230.3	69.5
		Bank profit (in bps)	3.9	-	1,544.4	140.1
		Internal floor (in bps)	7.0	-	70.0	15.8
		Internal credit rating	AAA	-	CCC	AA

FG VIEs’ liabilities, at fair value	(501)	CPR	3.0%	-	8.6%	4.8%
		CDR	1.2%	-	14.2%	5.6%
		Loss severity	50.0%	-	100.0%	92.6%
		Yield	4.8%	-	9.9%	5.8%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2015

Financial Instrument Description (1)	Fair Value at December 31, 2015 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
RMBS	$23	CPR	3.5%	-	8.9%	6.4%
		CDR	2.7%	-	6.7%	5.2%
		Loss severity	65.0%	-	72.5%	68.9%
		Yield	5.5%	-	6.6%	6.4%
Asset-backed securities:
Triple-X life insurance transactions	129	Yield	7.5%

Collateralized debt obligations	259	Yield	20.0%

FG VIEs’ assets, at fair value	526	CPR	0.3%	-	9.2%	4.0%
		CDR	1.2%	-	10.0%	3.9%
		Loss severity	50.0%	-	100.0%	93.6%
		Yield	1.9%	-	9.7%	5.9%

Other assets	33	Quotes from third party pricing	$46
		Term (years)	5 years
Liabilities:
Credit derivative liabilities, net	(226)	Year 1 loss estimates	0.0%	-	29.0%	1.1%
		Hedge cost (in bps)	34.8	-	282.0	87.3
		Bank profit (in bps)	3.9	-	674.9	138.7
		Internal floor (in bps)	7.0	-	70.0	12.3
		Internal credit rating	AAA	-	CCC	AA

FG VIEs’ liabilities, at fair value	(515)	CPR	0.3%	-	9.2%	4.0%
		CDR	1.2%	-	10.0%	3.9%
		Loss severity	50.0%	-	100.0%	93.6%
		Yield	1.9%	-	9.7%	5.5%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.
Fair Value of Financial Instruments

	As of March 31, 2016		As of December 31, 2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$2,506	$2,506	$2,547	$2,547
Short-term investments	73	73	72	72
Other invested assets (1)	86	86	85	85
Credit derivative assets	93	93	106	106
FG VIEs’ assets, at fair value	487	487	526	526
Other assets	86	86	92	92
Liabilities:
Financial guaranty insurance contracts (2)	923	2,478	1,001	2,355
Note payable to affiliate	300	416	300	234
Credit derivative liabilities	352	352	332	332
FG VIEs’ liabilities with recourse, at fair value	498	498	512	512
FG VIEs’ liabilities without recourse, at fair value	3	3	3	3
____________________

(1)
Includes investments not carried at fair value with a carrying value of $84 million and $83 million as of March 31, 2016 and December 31, 2015, respectively. Excludes investments carried under the equity method.

(2)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses and salvage and subrogation and other recoverables net of reinsurance.

8.	Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 6.6 years at March 31, 2016 and 7.3 years at December 31, 2015. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives
Subordination and Ratings

	As of March 31, 2016				As of December 31, 2015
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligation ("CLO")/collateralized bond obligations	$1,388	34.5%	46.2%	AAA	$1,551	34.1%	45.3%	AAA
Synthetic investment grade pooled corporate	2,189	21.5	19.1	AAA	2,189	21.5	19.1	AAA
TruPS CDOs	2,781	46.0	43.7	A-	2,815	46.1	43.4	A-
Total pooled corporate obligations	6,358	35.1	35.8	AA	6,555	35.0	35.7	AA
U.S. RMBS:
Option ARM and Alt-A first lien	275	10.5	12.8	A+	287	10.5	12.7	A+
Subprime first lien	738	27.7	45.0	AA-	761	27.7	45.2	AA-
Prime first lien	141	10.9	0.0	BB	148	10.9	0.0	BB
Total U.S. RMBS	1,154	24.1	37.3	A+	1,196	24.1	37.4	A+
CMBS	419	44.6	53.7	AAA	449	44.7	52.5	AAA
Other	2,773	—	—	A+	3,080	—	—	A+
Total (2)	$10,704			AA	$11,280			AA
________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)	In the second quarter of 2016, $1.4 billion in net par was terminated as part of an agreement with a counterparty.

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts and other real estate related issuers while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $0.8 billion of exposure to one pooled infrastructure transaction comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at AAA levels at origination. The remaining $2.0 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of March 31, 2016		As of December 31, 2015
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$4,787	44.7%	$4,924	43.6%
AA	2,932	27.4	3,253	28.8
A	952	8.9	909	8.1
BBB	879	8.2	1,013	9.0
BIG (1)	1,154	10.8	1,181	10.5
Credit derivative net par outstanding	$10,704	100.0%	$11,280	100.0%
________________

(1)	In the second quarter of 2016, $308 million in BIG net par was terminated as part of an agreement with a counterparty terminating $1.4 billion in total net par.

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	First Quarter
	2016	2015
	(in millions)
Realized gains on credit derivatives	$5	$6
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(1)	(2)
Realized gains (losses) and other settlements on credit derivatives	4	4
Net change in unrealized gains (losses) on credit derivatives:
Pooled corporate obligations	(39)	12
U.S. RMBS	(12)	60
CMBS	0	0
Other	(6)	6
Net change in unrealized gains (losses) on credit derivatives	(57)	78
Net change in fair value of credit derivatives	$(53)	$82

Net Par and Realized Gains
from Terminations and Settlements of Credit Derivative Contracts

	First Quarter
	2016	2015
	(in millions)
Net par of terminated credit derivative contracts (1)	$230	$93
___________________

(1)
The realized gains on credit derivatives from terminations and settlements of credit derivative contracts were de minimis in First Quarter 2016 and 2015. In the second quarter of 2016, $1.4 billion in net par was terminated as part of an agreement with a counterparty.

During First Quarter 2016, unrealized fair value losses were generated primarily in the trust preferred, and U.S. RMBS prime first lien and subprime sectors, due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection on AGC, particularly for the one year and five year CDS spreads. These transactions were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased the implied spreads that the Company would expect to receive on these transactions increased. Unrealized fair value losses in the Other Sector were generated primarily by a price decline on a hedge the Company has against another financial guarantor. These losses were partially offset by an unrealized fair value gain on a terminated toll road securitization.

During First Quarter 2015, unrealized fair value gains were generated primarily in the U.S. RMBS prime first lien and Option ARM sectors. The change in fair value of credit derivatives in First Quarter 2015 was primarily due to a refinement in methodology to address an instance in a U.S. RMBS transaction that changed from an expected loss to an expected recovery position. This refinement resulted in approximately $41 million in fair value gains in First Quarter 2015. In addition, there were unrealized gains in the TruPS CDO and Other sectors as result of price improvements on the underlying collateral. The changes in the Company’s CDS spreads did not have a material impact during the quarter.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC
Quoted price of CDS contract (in basis points)

	As of March 31, 2016	As of December 31, 2015	As of March 31, 2015	As of December 31, 2014
Five-year CDS spread	307	376	317	323
One-year CDS spread	105	139	60	80

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGC
Credit Spreads

	As of March 31, 2016	As of December 31, 2015
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(1,131)	$(1,065)
Plus: Effect of AGC credit spread	872	839
Net fair value of credit derivatives	$(259)	$(226)

The fair value of CDS contracts at March 31, 2016, before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as TruPS and pooled corporate securities. Comparing March 31, 2016 with December 31, 2015, there was a widening of spreads primarily related to the Company's TruPS obligations which resulted in mark-to-market deterioration.

Management believes that the trading level of AGC’s credit spreads over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Expected Loss to be (Paid) Recovered
Asset Type	As of March 31, 2016	As of December 31, 2015	As of March 31, 2016	As of December 31, 2015
	(in millions)
Pooled corporate obligations	$(110)	$(72)	$(3)	$(3)
U.S. RMBS	(91)	(104)	(25)	(29)
CMBS	0	0	—	—
Other	(58)	(50)	27	27
Total	$(259)	$(226)	$(1)	$(5)

Ratings Sensitivities of Credit Derivative Contracts

Within the Company's insured CDS portfolio, the transaction documentation for approximately $3.7 billion in CDS gross par insured as of March 31, 2016 requires AGC to post eligible collateral to secure its obligations to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount.

•
For approximately $3.5 billion of such contracts, AGC has negotiated caps such that the posting requirement cannot exceed a certain fixed amount, regardless of the mark-to-market valuation of the exposure or the financial strength ratings of AGC. For such contracts, AGC need not post on a cash basis an aggregate of more than $575 million, although the value of the collateral posted may exceed such fixed amount depending on the advance rate agreed with the counterparty for the particular type of collateral posted.

•
For the remaining approximately $219 million of such contracts, AGC could be required from time to time to post additional collateral without such cap based on movements in the mark-to-market valuation of the underlying exposure.

As of March 31, 2016, AGC was posting approximately $308 million to secure its obligations under CDS, of which approximately $23 million related to the $219 million of notional described above, as to which the obligation to collateralize is not capped. In contrast, as of December 31, 2015, AGC was posting approximately $305 million to secure its obligations under CDS, of which approximately $23 million related to $221 million of notional as to which the obligation to collateralize was not capped. The obligation to post collateral could impair the Company's liquidity and results of operations.

In May 2016 the Company and one of its CDS counterparties amended the documentation requiring AGC to post eligible collateral to secure its obligations by excluding from coverage certain CDS that had previously been subject to the requirement. These CDS represented $2.6 billion of the $3.7 billion in CDS gross par insured as of March 31, 2016 subject to documentation requiring AGC to post collateral. Since these were all of the contracts subject to the collateral requirement remaining outstanding with that counterparty, and these contracts had been subject to a negotiated cap, the amendment will have the effect of reducing to $500 million from $575 million on a cash basis the cap on the amount AGC could be required to post. The May 2016 amendment will have no impact on the $219 million of CDS contracts on which AGC could be required to post collateral from time to time without such a cap. Had the amendment occurred prior to March 31, 2016, AGC would have been required to post only approximately $229 million, rather than $308 million, to secure its obligations under CDS as of March 31, 2016.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of March 31, 2016

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(527)	$(268)
50% widening in spreads	(393)	(134)
25% widening in spreads	(326)	(67)
10% widening in spreads	(286)	(27)
Base Scenario	(259)	—
10% narrowing in spreads	(234)	25
25% narrowing in spreads	(197)	62
50% narrowing in spreads	(135)	124
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

9.	Consolidated Variable Interest Entities

Consolidated FG VIEs

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest income that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

Number of FG VIEs Consolidated

	First Quarter
	2016	2015

Beginning of the period, December 31	10	7
Deconsolidated (1)	(1)	—
End of period, March 31	9	7
____________________

(1)	Net loss on deconsolidation was de minimis in First Quarter 2016 and was recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $17 million at March 31, 2016 and $18 million at December 31, 2015. The aggregate unpaid principal of the FG VIEs’ assets was approximately $180 million greater than the aggregate fair value at March 31, 2016, excluding the effect of R&W settlements. The aggregate unpaid principal of the FG VIEs’ assets was approximately $194 million greater than the aggregate fair value at December 31, 2015, excluding the effect of R&W settlements.

The change in the instrument-specific credit risk of the FG VIEs’ assets held as of March 31, 2016 that was recorded in the consolidated statements of operations for First Quarter 2016 were gains of $8 million. The change in the instrument-specific credit risk of the FG VIEs’ assets held as of March 31, 2015, that was recorded in the consolidated statements of operations for First Quarter 2015 were gains of $25 million. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between changes that are due to the instrument specific credit risk and changes due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows versus current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, excluding the Company’s financial guaranty insurance, at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse, which represent obligations insured by AGC, was $628 million and $634 million as of March 31, 2016 and December 31, 2015, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2031 to 2038. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $131 million greater than the aggregate fair value of the FG VIEs’ liabilities as of March 31, 2016. The aggregate unpaid principal balance was approximately $138 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2015.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations for FG VIE liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of March 31, 2016		As of December 31, 2015
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$29	$26	$57	$26
U.S. RMBS second lien	35	52	35	55
Life insurance (1)	339	339	347	347
Manufactured housing	81	81	84	84
Total with recourse	484	498	523	512
Without recourse	3	3	3	3
Total	$487	$501	$526	$515
 ___________________

(1)	This transaction was paid in full in May 2016.

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGC FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income,
Cash Flows From Operating Activities and Shareholder’s Equity

	First Quarter
	2016	2015
	(in millions)
Net investment income	$(4)	$(1)
Fair value gains (losses) on FG VIEs	5	3
Loss and LAE	1	0
Effect on income before tax	2	2
Less: tax provision (benefit)	1	1
Effect on net income (loss)	$1	$1

Effect on cash flows from operating activities	$1	$6

	As of March 31, 2016	As of December 31, 2015
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(12)	$(14)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs’ assets and liabilities. During First Quarter 2016, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $5 million. The primary driver of the gain was price appreciation on the Company's FG VIE assets during the quarter resulting from improvements in the underlying collateral.

During First Quarter 2015, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $3 million. The primary driver of this gain was price appreciation on the FG VIE assets during the quarter resulting from improvements in the underlying collateral.

Other Consolidated VIEs

In certain instances where the Company consolidates a VIE that was established as part of a loss mitigation negotiation settlement agreement that results in the termination of the original insured financial guaranty insurance or credit derivative contract the Company classifies the assets and liabilities of those VIEs in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIE assets and FG VIE liabilities.

Non-Consolidated VIEs

As of March 31, 2016 and December 31, 2015 the Company had financial guaranty contracts outstanding for approximately 370 and 390 VIEs, respectively, that it did not consolidate. To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 4, Outstanding Exposure.

10.	Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in Other Assets, was $24 million as of March 31, 2016 and December 31, 2015.

Net Investment Income

	First Quarter
	2016	2015
	(in millions)
Income from fixed-maturity securities managed by third parties	$17	$14
Income from internally managed securities	3	5
Gross investment income	20	19
Investment expenses	(1)	0
Net investment income	$19	$19

Net Realized Investment Gains (Losses)

	First Quarter
	2016	2015
	(in millions)
Gross realized gains on available-for-sale securities	$1	$21
Gross realized gains on other assets in investment portfolio	—	0
Gross realized losses on available-for-sale securities	(1)	0
Gross realized losses on other assets in investment portfolio	0	0
Other-than-temporary impairment	(4)	(2)
Net realized investment gains (losses)	$(4)	$19

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in other comprehensive income ("OCI").

Roll Forward of Credit Losses in the Investment Portfolio

	First Quarter
	2016	2015
	(in millions)
Balance, beginning of period	$8	$19
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	0	1
Reductions for securities sold and other settlement during the period	—	(12)
Balance, end of period	$8	$8

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of March 31, 2016

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	58%	$1,433	$80	$(1)	$1,512	$2	AA
U.S. government and agencies	7	173	8	—	181	—	AA+
Corporate securities	5	122	6	0	128	0	A+
Mortgage-backed securities(4):
RMBS	7	176	2	(2)	176	(1)	AA
CMBS	1	34	1	0	35	—	AAA
Asset-backed securities	15	372	1	0	373	1	CCC+
Foreign government securities	4	96	5	—	101	—	AA+
Total fixed-maturity securities	97	2,406	103	(3)	2,506	2	A+
Short-term investments	3	73	0	0	73	—	AAA
Total investment portfolio	100%	$2,479	$103	$(3)	$2,579	$2	A+

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2015

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	58%	$1,465	$69	$(8)	$1,526	$3	AA-
U.S. government and agencies	7	173	7	(1)	179	—	AA+
Corporate securities	5	127	3	(1)	129	0	A+
Mortgage-backed securities(4):
RMBS	7	188	1	(2)	187	(1)	AA-
CMBS	1	34	0	0	34	—	AAA
Asset-backed securities	15	389	3	(1)	391	2	CCC+
Foreign government securities	4	97	4	0	101	—	AA+
Total fixed-maturity securities	97	2,473	87	(13)	2,547	4	A
Short-term investments	3	72	—	0	72	—	AAA
Total investment portfolio	100%	$2,545	$87	$(13)	$2,619	$4	A+
___________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 17, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 79% of mortgage backed securities as of March 31, 2016 and 78% as of December 31, 2015 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Under the Company's investment guidelines, securities rated lower than A-/A3 by S&P or Moody’s are typically not purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of March 31, 2016

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$15	$0	$86	$(1)	$101	$(1)
U.S. government and agencies	—	—	—	—	—	—
Corporate securities	7	0	—	—	7	0
Mortgage-backed securities:
RMBS	30	(2)	11	0	41	(2)
CMBS	—	—	2	0	2	0
Asset-backed securities	247	0	—	—	247	0
Foreign government securities	—	—	—	—	—	—
Total	$299	$(2)	$99	$(1)	$398	$(3)
Number of securities		41		21		62
Number of securities with other-than-temporary impairment		4		—		4

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2015

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$175	$(8)	$3	$0	$178	$(8)
U.S. government and agencies	55	(1)	—	—	55	(1)
Corporate securities	38	(1)	—	—	38	(1)
Mortgage-backed securities:
RMBS	153	(2)	—	—	153	(2)
CMBS	30	0	—	—	30	0
Asset-backed securities	262	(1)	—	—	262	(1)
Foreign government securities	5	0	—	—	5	0
Total	$718	$(13)	$3	$0	$721	$(13)
Number of securities		116		29		145
Number of securities with other-than-temporary impairment		3		—		3

Of the securities in an unrealized loss position for 12 months or more as of March 31, 2016, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of March 31, 2016 are yield related and not the result of other-than-temporary-impairment. In addition, of the securities in an unrealized loss position for 12 months or more as of December 31, 2015, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of December 31, 2015 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of March 31, 2016 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of March 31, 2016

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$320	$320
Due after one year through five years	225	237
Due after five years through 10 years	476	503
Due after 10 years	1,175	1,235
Mortgage-backed securities:
RMBS	176	176
CMBS	34	35
Total	$2,406	$2,506

The investment portfolio contains securities and cash that are either held in trust for the benefit of third party reinsurers in accordance with statutory requirements, invested in a guaranteed investment contract for future claims payments, placed on deposit to fulfill state licensing requirements, or otherwise restricted in the amount of $95 million and $93 million as of March 31, 2016 and December 31, 2015, respectively, based on fair value. The investment portfolio also contains securities that are held in trust for the benefit of AGM in accordance with statutory and regulatory requirements in the amount of $135 million as of March 31, 2016, based on fair value.

The fair value of the Company’s pledged securities to secure its obligations under its CDS exposure totaled $307 million and $305 million as of March 31, 2016 and December 31, 2015, respectively.

No material investments of the Company were non-income producing for First Quarter 2016 and First Quarter 2015, respectively.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments). The internally managed portfolio, excluding equity method investments, as defined below, represents approximately 17% and 18% of the investment portfolio, on a fair value basis as of March 31, 2016 and December 31, 2015, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (assets purchased for loss mitigation purposes). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets).

Internally Managed Portfolio
Carrying Value

	As of March 31, 2016	As of December 31, 2015
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed-maturity securities, at fair value	$430	$455
Other invested assets	84	83
Other	5	5
Total	$519	$543

The internally managed portfolio also includes primarily equity method investments which consist of investment in MAC Holdings of $389 million as of March 31, 2016 and $377 million as of December 31, 2015 and investment in AG PFC Holding LLC ("AGPFC") of $11 million as of March 31, 2016 and $13 million as of December 31, 2015.

11.     Investment in MAC Holdings

Summarized Financial Information of MAC Holdings

The table below presents summarized financial information for MAC Holdings as of and for the periods ended March 31, 2016 and December 31, 2015. AGC owns approximately 39% of the outstanding MAC Holdings common stock.

Summarized Financial Information of MAC Holdings

	As of and for the Three Months Ended March 31, 2016	As of and for the Year Ended December 31, 2015
	(in millions)
Total assets	$1,576	$1,561
Total liabilities	586	601
Total revenues	37	156
Net income	23	100

12.	Insurance Company Regulatory Requirements

Dividend Restrictions and Capital Requirements

AGC is a Maryland domiciled insurance company. Under Maryland's insurance law, AGC may, with prior notice to the Maryland Insurance Administration ("MIA"), pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. The maximum amount available during 2016 for AGC to distribute as ordinary dividends is approximately $79 million, of which approximately $24 million is available for distribution in the second quarter of 2016.

U.K. company law prohibits AGUK from declaring a dividend to its shareholder unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends. The Company does not expect AGUK to distribute any dividends at this time.

Dividends
By Insurance Company Subsidiaries

	First Quarter
	2016	2015
	(in millions)
Dividends paid by AGC to Assured Guaranty US Holdings Inc.	$—	$20

13.	Income Taxes

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for Assured Guaranty US Holdings Inc. ("AGUS"), its direct parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

AGC and AGUK are subject to U.S. and U.K. income tax, respectively. AGC and AGUK are subject to income taxes imposed by U.S. and U.K. authorities at marginal corporate income tax rate of 35% and 20%, respectively, and file applicable tax returns. For periods subsequent to April 1, 2015, the U.K. corporation tax rate has been reduced to 20% and will remain unchanged until April 1, 2017. For the period April 1, 2014 to April 1, 2015 the U.K. corporation tax rate was 21% resulting in a blended tax rate of 20.25% in 2015.

Provision for Income Taxes

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2016. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	First Quarter
	2016	2015
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$(9)	$41
Tax-exempt interest	(3)	(4)
Change in liability for uncertain tax positions	1	1
Total provision (benefit) for income taxes	$(11)	$38
Effective tax rate	45.6%	32.7%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. or U.K. domiciled but are subject to U.S. tax as controlled foreign corporations, are included at the U.S. statutory tax rate.

Valuation Allowance

As part of the Radian Asset Acquisition, the Company acquired $11 million of foreign tax credits (“FTC”) which will expire between 2018 and 2020. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGUS has open tax years with the U.S. Internal Revenue Service for 2009 forward and is currently under audit for the 2009 - 2012 tax years.

Uncertain Tax Positions

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense and has accrued $0.2 million for First Quarter 2016 and $0.5 million for 2015. As of March 31, 2016 and December 31, 2015, the Company has accrued $2.5 million and $2.3 million of interest, respectively.

The total amount of unrecognized tax benefits including accrued interest as of March 31, 2016 and December 31, 2015, that would affect the effective tax rate, if recognized, was $24.3 million and $23.6 million, respectively.

14.	Reinsurance and Other Monoline Exposures

AGC assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Assumed and Ceded Business

The Company assumes business from other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength ratings of AGC gives certain ceding companies the right to recapture business they had ceded to AGC, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company’s in-force financial guaranty assumed business, based on AGC's current ratings and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture business it had ceded to AGC, and in connection therewith, to receive payment from AGC of an amount equal to the statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional ceding commission. As of March 31, 2016, if each third party insurer ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AGC could be required to pay to all such companies would be approximately $33 million.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company ceded a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	First Quarter
	2016	2015
	(in millions)
Premiums Written:
Direct	$(3)	$21
Assumed	(1)	0
Ceded	0	(6)
Net	$(4)	$15
Premiums Earned:
Direct	$51	$27
Assumed	17	4
Ceded	(21)	(18)
Net	$47	$13
Loss and LAE:
Direct	$50	$13
Assumed	2	0
Ceded	(23)	(12)
Net	$29	$1

Other Monoline Exposures

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may change based on the rating of the monoline. As of March 31, 2016, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $13 million insured by Ambac, $28 million insured by National Public Finance Guarantee Corporation

("National"), and $11 million insured by AGM. In addition, the Company acquired bonds for loss mitigation or other risk management purposes, which were insured by MBIA Insurance Corp. and had a fair value of $247 million as of March 31, 2016.

Exposure by Reinsurer

	Ratings at		Par Outstanding (1)
	June 20, 2016		As of March 31, 2016
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies:
AG Re (2)	WR(4)	AA	$22,515	$—	$—
AGM (3) and AGE	A2	AA	24	278	3,240
MAC (3)	NR(5)	AA	19,150	—	—
Affiliated Companies			41,689	278	3,240
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited (2)	WR	WR	871	—	—
Ambac	WR	WR	117	713	538
National (6)	A3	AA-	—	583	1,772
Syncora Guarantee Inc.	WR	WR	—	436	15
MBIA	(7)	(7)	—	175	377
FGIC	(8)	(8)	—	276	11
CIFG NA	WR	WR	—	16	2,774
Ambac Assurance Corp. Segregated Account	NR	NR	—	1	75
Other	Various	Various	48	397	83
Non-Affiliated Companies			1,036	2,597	5,645
Total			$42,725	$2,875	$8,885
____________________

(1)	Includes par related to insured credit derivatives.

(2)	The total collateral posted by all affiliated and non-affiliated reinsurers required or agreeing to post collateral as of March 31, 2016, was approximately $515 million.

(3)	AGM and MAC are rated AA+ (stable outlook) by KBRA.

(4)	Represents “Withdrawn Rating.”

(5)	Represents “Not Rated.”

(6)	Rated AA+ by KBRA.

(7)	MBIA includes subsidiaries MBIA Insurance Corp. rated CCC by S&P and Caa1 by Moody's and MBIA U.K. Insurance Ltd. rated BB by S&P and Ba2 by Moody’s.

(8)	FGIC includes subsidiaries Financial Guaranty Insurance Company and FGIC UK Limited, both of which had their ratings withdrawn by rating agencies.

Amounts Due (To) From Reinsurers
As of March 31, 2016

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
AGM and AGE	$12	$—	$(32)	$—
AG Re	—	(69)	—	349
MAC	—	(1)	—	0
American Overseas Reinsurance Company Limited	—	(1)	—	0
Ambac	2	—	0	—
National	1	—	2	—
MBIA	4	—	(9)	—
CIFG	—	—	(32)	—
Ambac Assurance Corp. Segregated Account	0	—	(7)	—
Other	0	(2)	0	—
Total	$19	$(73)	$(78)	$349

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into a $360 million aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2016. This facility replaces a similar $450 million aggregate excess of loss reinsurance facility that AGC, AGM, and MAC had entered into effective January 1, 2014 and which terminated on December 31, 2015. The new facility covers losses occurring either from January 1, 2016 through December 31, 2023, or January 1, 2017 through December 31, 2024, at the option of AGC, AGM and MAC. It terminates on January 1, 2018, unless AGC, AGM and MAC choose to extend it. The new facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2015, excluding credits that were rated non-investment grade as of December 31, 2015 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The new facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.25 billion in the aggregate. The new facility covers a portion of the next $400 million of losses, with the reinsurers assuming pro rata in the aggregate $360 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $40 million. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $9 million of premiums in 2016 (of which AGC paid approximately $1 million) for the term January 1, 2016 through December 31, 2016 and deposited approximately $9 million of securities into trust accounts for the benefit of the reinsurers to be used to pay the premium for January 1, 2017 through December 31, 2017. The main differences between the new facility and the prior facility that terminated on December 31, 2015 are the reinsurance attachment point ($1.25 billion versus $1.5 billion), the total reinsurance coverage ($360 million part of $400 million versus $450 million part of $500 million) and the annual premium ($9 million versus $19 million).

15.	Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, AGC and AGUK assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, as described in the

"Recovery Litigation" section of Note 5, Expected Loss to be Paid, in January 2016 the Company commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate executive orders issued by the Governor of Puerto Rico directing the retention or transfer of certain taxes and revenues pledged to secure the payment of certain bonds insured by the Company. Also, in December 2008, AGUK filed a claim in the Supreme Court of the State of New York against an investment manager in a transaction it insured alleging breach of fiduciary duty, gross negligence and breach of contract. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

Proceedings Relating to the Company’s Financial Guaranty Business

The Company receives subpoenas duces tecum and interrogatories from regulators from time to time.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AG Financial Products Inc. ("AGFP"), an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $29 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the counts relating to the remaining transactions. On February 22, 2016, AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE’s valuation expert has calculated LBIE's damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. Notwithstanding the range calculated by LBIE's valuation expert, the Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

Proceedings Resolved Since December 31, 2015

On May 28, 2014, Houston Casualty Company Europe, Seguros y Reseguros, S.A. (“HCCE”) notified Radian Asset that it was demanding arbitration against Radian Asset in connection with housing cooperative losses presented to Radian Asset by HCCE under several years of quota-share surety reinsurance contracts. Through November 30, 2015, HCCE had presented AGC, as successor to Radian Asset, with approximately €15 million in claims. In January 2016, Assured Guaranty and HCCE settled all the claims related to the Spanish housing cooperative losses.

16.	Note Payable to Affiliates and Credit Facilities

Note Payable to Affiliates

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. On April 11, 2016, the surplus note agreement was amended to reduce the simple interest rate to 3.5% per annum effective January 1, 2016. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the MIA.

Committed Capital Securities

On April 8, 2005, AGC entered into separate agreements (the “Put Agreements”) with four custodial trusts (each, a “Custodial Trust”) pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50 million of perpetual preferred stock of AGC (the “AGC Preferred Stock”). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing.

Distributions on the AGC CCS are determined pursuant to an auction process. Beginning on April 7, 2008 this auction process failed, thereby increasing the annualized rate on the AGC CCS to one-month LIBOR plus 250 basis points.

The Company does not consider itself to be the primary beneficiary of the trusts. See Note 7, Fair Value Measurement, Other Assets-Committed Capital Securities, for a fair value measurement discussion.

17.	Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2015	$60	$3	$(15)	$48
Other comprehensive income (loss) before reclassifications	21	(4)	(3)	14
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	1	3	—	4
Tax (provision) benefit	0	(1)	—	(1)
Total amount reclassified from AOCI, net of tax	1	2	—	3
Net current period other comprehensive income (loss)	22	(2)	(3)	17
Balance, March 31, 2016	$82	$1	$(18)	$65

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2014	$80	$6	$(9)	$77
Other comprehensive income (loss) before reclassifications	3	(2)	(5)	(4)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(19)	0	—	(19)
Tax (provision) benefit	7	0	—	7
Total amount reclassified from AOCI, net of tax	(12)	0	—	(12)
Net current period other comprehensive income (loss)	(9)	(2)	(5)	(16)
Balance, March 31, 2015	$71	$4	$(14)	$61

18.	Subsequent Events

Subsequent events have been considered through June 28, 2016, the date on which these financial statements were issued.